Exhibit 99.1

News Release	For Immediate Release

Contact:	Renee Campbell	February 21, 2018
402-963-1057
Jeff Laudin
402-963-1158

Valmont Reports Fourth Quarter and

Fiscal Year 2017 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported fourth quarter and full year 2017 results.

	Fourth Quarter		Year-to-date
	13/14 Weeks Ended		52/53 Weeks Ended
Summarized Financial Information	30-Dec-17	31-Dec-16	30-Dec-17	31-Dec-16
Net sales	$714,978	$674,575	$2,745,967	$2,521,676
Operating income	63,717	56,093	266,432	243,504
Operating income as a % of net sales GAAP	8.9%	8.3%	9.7%	9.7%
Operating income-Adjusted(1)	63,717	63,434	266,432	255,929
Operating income as a % of net sales Adjusted (1)	8.9%	9.4%	9.7%	10.1%
Net earnings (loss) - GAAP	(3,611)	70,064	116,240	173,232
Net earnings - Adjusted(1)	38,166	36,343	158,412	145,767
Diluted EPS - GAAP net earnings	$(0.16)	$3.10	$5.11	$7.63
Average shares outstanding - Diluted	22,565	22,611	22,738	22,709
Diluted EPS - Adjusted net earnings(1)	$1.67	$1.61	$6.97	$6.42
Average shares outstanding - Diluted	22,801	22,611	22,738	22,709

Fourth Quarter Highlights:

•                  Revenues increased 6.0% to $715.0 million with sales increases in all reportable segments

•                  Volumes were higher in the Irrigation and Utility Support Structures segments, partially offset by volume declines in Engineered Support Structures and the grinding media business

•                  GAAP operating income increased 13.6% to $63.7 million. On an adjusted basis, operating income was comparable to 2016

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to adjusted figures at end of document.

Valmont Industries, Inc. • One Valmont Plaza • Omaha, Nebraska 68154 U.S.A. •

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•                  Inflationary cost pressures resulted in a $3 million incremental impact from LIFO inventory valuation expense compared to 2016

•                  GAAP diluted loss per share was $0.16 compared to earnings per share (EPS) of $3.10 in 2016 ($1.67 and $1.61 adjusted).(1)

•                  GAAP results for 2017 include a $42 million tax expense resulting from the recently enacted Tax Cuts and Jobs Act (“TCJA”)(1)

Full Year Highlights:

•                  Full year revenues increased 9.0%, reflecting higher sales in all reportable segments, the first full year of sales growth since 2013

•                  Higher volumes in the Utility and Irrigation segments, partial price recovery of raw material costs across all reportable segments, and favorable foreign currency translation, led to the revenue increase

•                  GAAP operating income increased $22.9 million to $266.4 million, (increased $10.5 million from $255.9 million adjusted in 2016)(1)

•                  GAAP diluted EPS was $5.11, down 33% compared to $7.63 last year ($6.97, up 8.6% compared to $6.42 adjusted in 2016)(1)

•                  Productivity improvements and cost reductions were not enough to fully offset lagging recoveries of zinc and steel costs throughout the year

•                  Total year operating cash flows were $145.7 million and capital expenditures were $55.3 million, resulting in free cash flow of $90.4 million

Resegmentation

In the fourth quarter, the Company modified its management and reporting structure to four segments, eliminating the former Energy and Mining as a reporting segment. This reflects a reduced dependency on the energy and mining end-markets, and the pending divestiture of the grinding media business, subject to regulatory approval. The following changes were made:

•                  Access Systems is now reported in the Engineered Support Structures Segment

•                  The offshore structures business is included in the Utility Support Structures Segment, and

•                  Grinding media is reported in “Other,” pending its divestiture.

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

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Impact of Tax Cuts and Jobs Act

Fourth quarter earnings include a $42 million, or $1.84(1) per diluted share, expense for the estimated impact of the recently enacted TCJA. This is comprised of:

•                  $20.4 million of expense related to the remeasurement of U.S. deferred tax assets at a lower rate

•                  $21.6 million of expense related to the taxation of unremitted foreign earnings, including anticipated withholding taxes on foreign dividends

Fourth Quarter Summary

“We achieved solid results for the quarter despite some headwinds,” said Stephen G. Kaniewski, President and Chief Executive Officer. “Strong underlying demand in North America utility and international irrigation drove higher sales. The Coatings Segment successfully recovered higher zinc costs, but the Engineered Support Structures Segment was challenged to fully recover inflationary costs. As expected, the grinding media business was faced with lower volumes, and difficulties fully recovering steel costs, similar to prior quarters.”

“One particular challenge we faced was rapid inflation of raw material costs. On balance, sales price increases and productivity improvements mitigated the impact of inflation on earnings. We believe we managed well through these challenges.”

Fourth Quarter Segment Review

Infrastructure-related

Engineered Support Structures (35.0% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, engineered access systems, and highway safety products.

Sales of $250.1 million were 2.4% higher than last year. Higher highway safety product sales in Australia, were partly offset by lower sales of lighting, traffic and wireless communication structures globally. Access Systems revenues were similar to last year.

In North America, sales of lighting and traffic structures were lower, due to a decline in non-residential construction. An initiative by the Australian government to improve roadway safety resulted in increased sales of our highway safety products in that region. In Europe, lighting sales were up slightly.

Global wireless communication structures revenues were lower. Increases in North America were more than offset by significantly lower sales in China. One particular challenge we faced in China, were government mandates to reduce pollution, leading to cuts in steel production and telecom demand.

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

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Operating income was $16.3 million or 6.5% of sales, compared to $16.5 million, or 6.8% of sales in 2016, ($22.7 million and 9.3% adjusted).(1) Despite the modest increase in sales, operating income as a percentage of sales was lower. Unfavorable sales mix was only partially offset by productivity improvements.

Utility Support Structures (34.0% of Sales)

Steel and concrete structures for the global electric utility industry, wind and offshore structures.

Sales of $243.4 million increased 14.0%, driven by continued strong demand in North America and price recovery of increased steel costs. International sales were lower than last year due to a large project in the fourth quarter of 2016 that did not repeat.

Operating income increased to $28.4 million or 11.7% of sales, compared to $22.6 million or 10.6% of sales in 2016. Increased volume, factory productivity, and SG&A leverage were the major contributors to improved profitability.

Coatings Segment (11.6% of Sales)

Global galvanizing, painting and anodizing services.

Sales of $83.0 million were up 10.1% compared to last year. Increased sales to other Valmont segments, improving market conditions in Australia, and pricing to recover zinc cost increases led to the sales gain.

Operating income was $14.1 million, or 17.0% of sales compared to $9.5 million, or 12.5% of sales in 2016, ($9.8 million and 13.0% adjusted).(1) Pricing actions to recover inflation, and favorable SG&A comparisons drove profitability gains. In the Asia Pacific region, productivity improvements, and volume recoveries, further contributed to profitability improvement.

Agriculture-related

Irrigation Segment (20.9% of Sales)

Agricultural irrigation equipment, parts, services and tubular products.

Global irrigation sales of $149.5 million were 9.4% higher than last year, mainly driven by project activity and elevated demand in our core international markets. Sales in North America were comparable to 2016.

Operating income was $18.3 million or 12.2% of sales, compared to $15.7 million or 11.5% last year, ($16.2 million and 11.9% adjusted).(1) The increase in operating income was the result of improved volume leverage in our factories and pricing actions amid increased inflation.

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

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Other (2.2% of sales)

Manufacture of forged steel grinding media for the mining industry

Sales in grinding media were $15.8 million compared to $21.9 million in 2016, a decline of 28%. Fourth-quarter operating loss was $1.6 million compared to operating income of $2.1 million in 2016. As announced last August, the divestiture of the grinding media business is pending and subject to regulatory approval.

2018 Restructuring Plan

The Company is planning to restructure certain operations in 2018, primarily in the Engineered Support Structures segment, through consolidation and other cost-reduction activities. A pre-tax charge of $10 million is expected, of which $8.5 million is cash expenses. We anticipate these expenses to be recovered through lower operating costs within 12-18 months of their occurrence. We will continue our ongoing efforts to reduce costs as appropriate and further improve productivity.

2018 Outlook

The Company is issuing 2018 annual guidance of GAAP diluted EPS to be approximately $7.70, and adjusted diluted EPS to be approximately $8.00. Adjusted EPS does not include the impacts of the 2018 Restructuring Plan. Any effects from the divestiture of the grinding media business or potential acquisitions have not been included in the earnings guidance

Assumptions:

•                  Revenue growth of 7%, excluding the impact from the divestiture of the grinding media business and any potential acquisitions

•                  Inflationary environment in raw material costs will continue through the year, which are expected to be mostly offset by pricing actions, cost reductions, and productivity improvements. Inflation assumptions do not include potential tariffs and quotas enacted by the U.S. Department of Commerce

•                  Modest positive impact from foreign exchange translation

•                  Tax rate of 25%

“We expect sales and earnings growth in 2018,” said Mr. Kaniewski. “We also anticipate continued challenges from an inflationary environment, particularly in steel and freight. We will strive to recover these increases through strategic pricing actions and ongoing efforts to improve productivity.”

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

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“The current global economic recovery should produce modest growth for the Engineered Support Structures and Coatings segments. Continued good market conditions in Utility support a positive outlook. Expected growth in our Irrigation business will be driven by international markets, with modest growth in North America.”

An audio discussion of Valmont’s fourth quarter results will be available live by Telephone by dialing 1-877-493-2981 and entering Conference ID#:2874769 or via Webcast at 8:00 a.m. CST February 22, 2018 at https://engage.vevent.com/rt/valmontindustries_ao~2874769 A replay is available through the above link or by telephone (855) 859-2056 or (404) 537-3406, Conference ID#: 2874769 beginning February 22, 2018 at 10:00 a.m. CST through 12:00 p.m. CST on March 1, 2018. The Company’s slide presentation for the call will be simultaneously available on the Investors page at www.valmont.com.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	Fourth Quarter		Year-to-Date
	13/14 Weeks Ended		52/53 Weeks Ended
	30-Dec-17	31-Dec-16	30-Dec-17	31-Dec-16
Net sales	$714,978	$674,575	$2,745,967	$2,521,676
Cost of sales	544,689	509,441	2,064,199	1,865,433
Gross profit	170,289	165,134	681,768	656,243
Selling, general and administrative expenses	106,572	109,041	415,336	412,739
Operating income (loss)	63,717	56,093	266,432	243,504
Other income (expense)
Interest expense	(11,333)	(11,133)	(44,645)	(44,409)
Interest income	1,532	816	4,737	3,105
Reversal of contingent liability	—	16,591	—	16,591
Other	256	1,211	1,940	1,663
	(9,545)	7,485	(37,968)	(23,050)
Earnings (loss) before income taxes and equity in earnings of nonconsolidated subsidiaries	54,172	63,578	228,464	220,454
Income tax expense	55,802	(7,679)	106,145	42,063

Net earnings (loss)	(1,630)	71,257	122,319	178,391
Less: Earnings attributable to non-controlling interests	(1,981)	(1,193)	(6,079)	(5,159)
Net earnings (loss) attributable to Valmont Industries, Inc.	$(3,611)	$70,064	$116,240	$173,232

Average shares outstanding (000’s) - Basic	22,565	22,439	22,520	22,562
Earnings (loss) per share - Basic	$(0.16)	$3.12	$5.16	$7.68

Average shares outstanding (000’s) - Diluted	22,565	22,611	22,738	22,709
Earnings (loss) per share - Diluted	$(0.16)	$3.10	$5.11	$7.63

Cash dividends per share	$0.375	$0.375	$1.500	$1.500

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	Fourth Quarter		Year-to-Date
	13/14 Weeks Ended		52/53 Weeks Ended
	30-Dec-17	31-Dec-16	30-Dec-17	31-Dec-16

Net sales
Engineered Support Structures	$250,087	$244,311	$938,102	$906,719
Utility Support Structures	243,437	213,628	859,115	736,365
Coatings	83,049	75,519	318,891	289,481
Infrastructure products	576,573	533,458	2,116,108	1,932,565

Irrigation	149,490	136,628	652,430	575,204
Other	15,834	21,921	76,300	83,110
Less: Intersegment sales	(26,919)	(17,432)	(98,871)	(69,203)
Total	$714,978	$674,575	$2,745,967	$2,521,676

Operating Income (loss)
Engineered Support Structures	$16,258	$16,544	$62,960	$72,273
Utility Support Structures	28,400	22,595	97,853	71,171
Coatings	14,088	9,464	50,179	46,596
Infrastructure products	58,746	48,603	210,992	190,040

Irrigation	18,302	15,729	101,498	90,945
Other	(1,594)	2,138	2,134	8,730
Adjustment to LIFO method of inventory valuation	(2,841)	220	(5,680)	(2,972)
Corporate	(8,896)	(10,597)	(42,512)	(43,239)
Total	$63,717	$56,093	$266,432	$243,504

In the fourth quarter of 2017, our management and reporting structure changed to reflect management’s expectations of future growth of certain product lines and to take into consideration the expected divestiture of the grinding media business, subject to regulatory approval, which historically was reported in the Energy and Mining segment. The access systems applications product line is now part of the Engineered Support Structures (“ESS”) segment and the offshore and other complex structures product line is now part of the Utility Support Structures segment. Grinding media will be reported in “Other” pending the completion of its divestiture.

The backlog of orders for the principal products manufactured and marketed was $670 million at the end of fiscal 2017 and $603 million at the end of the 2016 fiscal year. We anticipate that most of the backlog of orders will be filled filled during fiscal year 2018. At year-end, the segments with backlog were as follows (dollar amounts in millions):

	30-Dec-17	31-Dec-16
Engineered Support Structures	$204	$190
Utility Support Structures	359	336
Irrigation	100	64
Coatings	—	—
Other	7	13
	$670	$603

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal and composite structures and components for global lighting and traffic, wireless communication, access systems and roadway safety.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry and offshore and other complex steel structures used in energy generation and distribution outside the United States.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide and tubular products for industrial customers.

In addition to these four reportable segments, the Company had other businesses and activities that individually are not more than 10% of consolidated sales, operating income or assets. This includes the manufacture of forged steel grinding media for the mining industry and is reported in the “Other” category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	30-Dec-17	31-Dec-16
ASSETS
Current assets:
Cash and cash equivalents	$492,805	$399,948
Accounts receivable, net	503,677	439,342
Inventories	420,948	350,028
Prepaid expenses	43,643	57,297
Refundable and deferred income taxes	11,492	6,601
Total current assets	1,472,565	1,253,216
Property, plant and equipment, net	518,928	518,335
Goodwill and other assets	610,757	620,180
	$2,602,250	$2,391,731

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$966	$851
Notes payable to banks	161	746
Accounts payable	227,906	177,488
Accrued expenses	165,455	162,318
Dividend payable	8,510	8,445
Total current liabilities	402,998	349,848
Long-term debt, excluding current installments	753,888	754,795
Defined benefit pension liability	189,552	209,470
Other long-term liabilities	104,017	95,032
Shareholders’ equity	1,151,795	982,586
	$2,602,250	$2,391,731

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	Year to Date	Year to Date
	30-Dec-17	31-Dec-16
Cash flows from operating activities
Net Earnings	$122,319	$178,391
Depreciation and amortization	84,957	82,417
Impairment of assets - restructuring activities	—	1,099
Change in working capital	(74,077)	10,190
Contributions to defined benefit pension plan	(27,677)	(15,140)
Deferred income tax (benefit) expense	39,755	(23,685)
Other	439	(14,104)
Net cash flows from operating activities	145,716	219,168

Cash flows from investing activities
Purchase of property, plant, and equipment	(55,266)	(57,920)
Acquisitions, net of cash acquired	(5,362)	—
Other	11,013	4,871
Net cash flows from investing activities	(49,615)	(53,049)

Cash flows from financing activities
Principal payments on borrowings	(1,472)	(2,206)
Purchase of treasury shares	—	(53,800)
Dividends paid	(33,862)	(34,053)
Other	3,324	(5,099)
Net cash flows from financing activities	(32,010)	(95,158)
Effect of exchange rates on cash and cash equivalents	28,766	(20,087)
Net change in cash and cash equivalents	92,857	50,874
Cash and cash equivalents - beginning of year	399,948	349,074
Cash and cash equivalents - end of period	492,805	399,948

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) tax expense attributed to the Tax Cuts and Job Act (“2017 Tax Act”), (2) restructuring costs, (3) deferred income tax (benefit) expense arising from changes in foreign tax rates and an international legal reorganization and (4) other non-recurring expenses (including the reversal of a contingent liability), and (b) segment operating income of restructuring costs, impairments, and non-recurring expenses. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures as a number of non-recurring transactions were recognized in 2017 and 2016, some of which are non-cash.

	Fourth Quarter Ended Dec. 30, 2017	Diluted earnings per share	Year-to-Date Dec. 30, 2017	Diluted earnings per share
Net (loss)/earnings attributable to Valmont Industries, Inc. - as reported	$(3,611)	$(0.16)	$116,240	$5.11

Remeasurement of deferred tax assets attributed to 2017 Tax Act	20,372	0.89	20,372	0.90

Non-recurring tax expense attributed to 2017 Tax Act	21,564	0.95	21,564	0.95

Fair market value adjustment, Delta EMD	(159)	(0.01)	236	0.01

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$38,166	$1.67	$158,412	$6.97

Average shares outstanding (000’s) - Diluted		22,801		22,738

	Fourth Quarter Ended Dec. 31, 2016	Diluted earnings per share	Year-to-Date Dec. 31, 2016	Diluted earnings per share
Net earnings (loss) attributable to Valmont Industries, Inc. - as reported	$70,064	$3.10	$173,232	$7.63

Restructuring expenses	7,341	0.32	12,425	0.55

Reversal of contingent liability	(16,591)	(0.73)	(16,591)	(0.73)

Fair market value adjustment, Delta EMD	(332)	(0.01)	586	0.03

Total pre-tax adjustments	(9,582)	(0.42)	(3,580)	(0.16)

Tax effect of adjustments *	(1,574)	(0.07)	(3,180)	(0.14)

Deferred income tax benefit - non-recurring	(22,565)	(1.00)	(20,705)	(0.91)

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$36,343	$1.61	$145,767	$6.42
Average shares outstanding (000’s) - Diluted		22,611		22,709

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction, except the reversal of the contingent liability in 2016, which is not taxable.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED OPERATING INCOME

REGULATION G RECONCILIATION (Continued)

Operating Income Reconciliation	Year-Ended Dec. 31, 2016

Operating income (loss) - as reported	$243,504

Restructuring expenses	12,425

Adjusted Operating Income	$255,929

Net Sales	$2,521,676

Operating Income as a % of Sales	9.7%

Adjusted Operating Income as a % of Sales	10.1%

		For the Fourth Quarter Ended Dec. 31, 2016
Segment Operating Income Reconciliation	Operating Income-As Reported	Restructuring expenses	Adjusted Operating Income	Net Sales

Engineered Support Structures	$16,544	6,132	22,676	244,311
Op Inc. & Adjusted Op Inc. as a % of Sales	6.8%		9.3%
Utility Support Structures	22,595	—	22,595	213,628
Op Inc. & Adjusted Op Inc. as a % of Sales	10.6%		10.6%
Coatings	9,464	361	9,825	75,519
Op Inc. & Adjusted Op Inc. as a % of Sales	12.5%		13.0%
Irrigation	15,729	468	16,197	136,628
Op Inc. & Adjusted Op Inc. as a % of Sales	11.5%		11.9%
Corporate/Other	(8,239)	380	(7,859)
Consolidated Results	$56,093	7,341	$63,434	$674,575
Op Inc. & Adjusted Op Inc. as a % of Sales	8.3%		9.4%

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